Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: MZTI
February 3, 2026	TRADED: Nasdaq

THE MARZETTI COMPANY REPORTS SECOND QUARTER SALES AND EARNINGS
WESTERVILLE, Ohio, February 3 - The Marzetti Company (Nasdaq: MZTI) reported results today for the company’s fiscal second quarter ended December 31, 2025.
Summary
•Consolidated net sales increased 1.7% to $518.0 million versus $509.3 million last year. Excluding $8.2 million in non-core sales attributed to a temporary supply agreement (“TSA”) with Winland Foods, Inc., Adjusted Consolidated Net Sales increased 0.1% to $509.8 million. Retail net sales declined 1.1% to $277.5 million while Foodservice net sales advanced 5.2% to $240.4 million on a reported basis. Excluding the non-core TSA sales, Adjusted Foodservice Net Sales increased 1.6% to $232.2 million.
•Consolidated gross profit increased $4.5 million, or 3.4%, to a second quarter record $137.3 million with reported gross margin up 40 basis points. Adjusted Gross Margin, which excludes the $8.2 million in non-core TSA sales that did not contribute meaningfully to gross profit, improved 80 basis points to 26.9% driven by our ongoing cost savings programs.
•SG&A expenses increased $3.3 million to $60.4 million as we continued to invest in our brands. In the prior year, SG&A expenses included $1.6 million in acquisition-related costs.
•Consolidated operating income declined $0.5 million to $75.2 million. Excluding restructuring and impairment charges of $1.7 million and the prior year’s $1.6 million in acquisition-related costs, Adjusted Operating Income declined $0.4 million to $76.9 million. The restructuring and impairment charges are primarily attributed to the impairment of manufacturing equipment.
•Consolidated income before income taxes increased $13.1 million to $76.3 million. Note that last year’s consolidated income before income taxes was unfavorably impacted by a $14.0 million noncash settlement charge resulting from our decision to terminate the company’s legacy pension plans.
•Net income was $2.15 per diluted share versus $1.78 per diluted share last year. In the current-year quarter, the restructuring and impairment charges reduced net income by $0.05 per diluted share. In the prior-year quarter, the noncash settlement charge attributed to the termination of the company’s legacy pension plans reduced net income by $0.39 per diluted share and the acquisition-related costs reduced net income by $0.05 per diluted share.
•Following the end of the quarter, we entered into a definitive agreement to acquire Bachan’s, Inc., the fast-growing Japanese Barbecue Sauce brand known for its delicious, authentic, clean-label products. Please refer to our separate press release, issued this morning, along with the presentation materials posted on our website, investors.marzetticompany.com, for additional details regarding this planned acquisition.
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CEO David A. Ciesinski commented, “We were pleased to complete the quarter with record gross profit and higher gross profit margin. The 1.1% decline in Retail segment net sales compares to strong prior-year growth of 6.3% and reflects softer demand during the timeframe of the U.S. government shutdown. Retail segment highlights included continued growth from our category-leading New York BakeryTM frozen garlic bread products and expanding distribution for our licensed Texas Roadhouse® dinner rolls. In the Foodservice segment, reported net sales were up 5.2% with Adjusted Foodservice Net Sales growth of 1.6% led by higher demand from several of our core national chain restaurant accounts and increased sales for our branded Foodservice products. Inflationary pricing also contributed to the increase in Foodservice net sales.”
“Looking ahead to the back half of our fiscal year, excluding any impact from the planned acquisition, we project Retail sales will continue to benefit from our expanding licensing program led by Texas Roadhouse® dinner rolls in addition to investments in innovation and growth for our own brands. Note that with this year’s earlier Easter holiday, we anticipate some Retail segment sales to be pulled forward into our fiscal third quarter. In the Foodservice segment, we anticipate continued growth from select customers in our mix of national chain restaurant accounts.”
Second Quarter Results
Consolidated net sales increased 1.7% to $518.0 million versus $509.3 million last year. Excluding $8.2 million in non-core sales attributed to the TSA with Winland Foods, Inc., Adjusted Consolidated Net Sales increased 0.1% to $509.8 million. Retail segment net sales declined 1.1% to $277.5 million driven by a 3.1% decrease in the segment’s sales volume, measured in pounds shipped, partially offset by some inflationary pricing. The $8.2 million in non-core TSA sales are accounted for as Foodservice segment sales and result from our acquisition of the Winland Foods sauce and dressing production facility located in Atlanta, Georgia. The TSA sales commenced in March 2025 and are expected to conclude during the quarter ending March 31, 2026. Excluding the non-core TSA sales, Adjusted Foodservice Net sales improved 1.6% to $232.2 million while the segment’s sales volumes, measured in pounds shipped, declined 0.4% as inflationary pricing and a more favorable sales mix contributed to the segment’s net sales growth.
Consolidated gross profit increased $4.5 million, or 3.4%, to a second quarter record $137.3 million. The higher gross profit was driven by the positive impacts of our ongoing cost savings initiatives while inflationary pricing served to offset cost inflation. Adjusted Gross Margin increased 80 basis points to 26.9%.
SG&A expenses increased $3.3 million to $60.4 million, driven by higher marketing costs as we invested to support our Retail brands. Prior-year SG&A expenses include $1.6 million in acquisition-related costs attributed to the Atlanta-based sauce and dressing production facility.
Restructuring and impairment charges of $1.7 million are primarily attributed to the impairment of manufacturing equipment.
Consolidated operating income decreased $0.5 million, or 0.6%, to $75.2 million. Excluding the restructuring and impairment charges and last year’s acquisition-related costs in SG&A, Adjusted Operating Income declined $0.4 million or 0.6% to $76.9 million.
Income before income taxes increased $13.1 million to $76.3 million as the prior-year results include the unfavorable impact of a $14.0 million noncash settlement charge resulting from our decision to terminate all the company’s legacy pension plans.
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Net income increased $10.1 million to $59.1 million, or $2.15 per diluted share, versus $1.78 per diluted share last year. The restructuring and impairment charges reduced net income by $0.05 per diluted share. In the prior-year quarter, the noncash settlement charge attributed to the termination of the company’s legacy pension plans reduced net income by $0.39 per diluted share and the acquisition-related costs reduced net income by $0.05 per diluted share.
As part of our ongoing commitment to return value to our shareholders, the company increased its regular cash dividend for the 63rd consecutive year with the quarterly cash dividend of $1.00 per common share paid on December 31, 2025. During the quarter, the company paid $27.6 million in cash dividends and repurchased $20.1 million of common stock.
Fiscal Year-to-Date Results
For the six months ended December 31, 2025, consolidated net sales increased 3.6% to $1,011.4 million compared to $975.9 million a year ago. Excluding $18.9 million in non-core sales attributed to the TSA with Winland Foods, Inc., Adjusted Consolidated Net Sales increased 1.7% to $992.5 million. Reported operating income improved 2.2% to $134.4 million while Adjusted Operating Income, which excludes restructuring and impairment charges and last year’s acquisition-related costs in SG&A, increased 3.1% to $137.3 million. Net income for the six-month period totaled $106.3 million, or $3.86 per diluted share, versus the prior-year amount of $93.7 million, or $3.40 per diluted share. In the current-year period, restructuring and impairment charges reduced net income by $2.2 million, or $0.08 per diluted share. In the prior-year period, the noncash pension settlement charge reduced net income by $10.8 million, or $0.39 per diluted share, and the acquisition-related SG&A expenditures reduced net income by $1.3 million, or $0.05 per diluted share.
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, February 3, at 10:00 a.m. ET. Access to a live webcast and subsequent replay of the call is available through a link on the company’s website at investors.marzetticompany.com.
About The Marzetti Company
The Marzetti Company is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•the ability to successfully close the Bachan’s, Inc. transaction, integrate the acquired business, and achieve operational and financial performance objectives;
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•efficiencies in plant operations and our overall supply chain network;
•price and product competition;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•the impact of customer store brands on our branded retail volumes;
•the impact of any laws and regulatory matters affecting our food business, including any additional requirements imposed by the federal, state or local government;
•the extent to which good-fitting business acquisitions are identified, acceptably integrated, and achieve operational and financial performance objectives;
•inflationary pressures resulting in higher input costs;
•changes in our cash flow or use of cash in various business activities;
•fluctuations in the cost and availability of ingredients and packaging;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•adverse changes in trade policies, including increased tariffs, retaliatory trade measures, or other trade restrictions;
•dependence on key personnel and changes in key personnel;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•geopolitical events that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•dependence on a wide array of critical third parties to support our operations, including contract manufacturers, distributors, logistics providers and IT vendors;
•cyber-security incidents, information technology disruptions, and data breaches;
•the potential for loss of larger programs or key customer relationships;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•failure to maintain or renew license agreements;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•the effect of consolidation of customers within key market channels;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in estimates in critical accounting judgments; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
The Marzetti Company
Phone: 614/224-7141
Email: ir@marzetti.com
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The Marzetti Company
Condensed Consolidated Statements of Income
(Unaudited, In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net sales	$517,953	$509,301	$1,011,425	$975,859
Cost of sales	380,693	376,533	755,346	732,267
Gross profit	137,260	132,768	256,079	243,592
Selling, general & administrative expenses	60,409	57,107	118,825	112,067
Restructuring and impairment charges	1,667	—	2,810	—
Operating income	75,184	75,661	134,444	131,525
Pension settlement charge	—	(13,968)	—	(13,968)
Other, net	1,158	1,541	2,687	3,560
Income before income taxes	76,342	63,234	137,131	121,117
Taxes based on income	17,263	14,241	30,870	27,423
Net income	$59,079	$48,993	$106,261	$93,694

Net income per common share: (a)
Basic	$2.15	$1.78	$3.87	$3.40
Diluted	$2.15	$1.78	$3.86	$3.40

Cash dividends per common share	$1.00	$0.95	$1.95	$1.85

Weighted average common shares outstanding:
Basic	27,401	27,480	27,428	27,468
Diluted	27,415	27,495	27,454	27,487

(a)        Based on the weighted average number of shares outstanding during each period.
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The Marzetti Company
Business Segment Information
(Unaudited, In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2025	2024	2025	2024
Net Sales
Retail	$277,525	$280,752	$525,370	$520,323
Foodservice	240,428	228,549	486,055	455,536
Total Net Sales	$517,953	$509,301	$1,011,425	$975,859

Operating Income
Retail	$62,758	$69,037	$113,369	$125,212
Foodservice	36,789	30,324	71,557	54,633
Nonallocated Restructuring and Impairment Charges	(261)	—	(1,404)	—
Corporate Expenses	(24,102)	(23,700)	(49,078)	(48,320)
Total Operating Income	$75,184	$75,661	$134,444	$131,525

The Marzetti Company
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	December 31, 2025	June 30, 2025
Assets
Current assets:
Cash and equivalents	$201,584	$161,476
Receivables	103,787	95,817
Inventories	162,584	169,301
Other current assets	23,458	17,037
Total current assets	491,413	443,631
Net property, plant and equipment	540,803	534,543
Other assets	296,643	296,550
Total assets	$1,328,859	$1,274,724

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$123,378	$117,962
Accrued liabilities	57,284	68,332
Total current liabilities	180,662	186,294
Noncurrent liabilities and deferred income taxes	115,370	89,935
Shareholders’ equity	1,032,827	998,495
Total liabilities and shareholders’ equity	$1,328,859	$1,274,724
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Reconciliation of GAAP to non-GAAP Financial Measures
The Marzetti Company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). However, from time to time, the corporation may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit, Adjusted Gross Margin and Adjusted Operating Income. Management considers such non-GAAP financial measures to provide useful supplemental information to investors in facilitating year-over-year comparisons by removing non-recurring items or other items that management believes do not directly reflect the underlying operations. Management uses these non-GAAP measures in the preparation of our annual operating plan and for our monthly analysis of operating results. Reconciliations of the non-GAAP measures to the most comparable GAAP financial measures are provided below. The corporation’s definitions of these non-GAAP measures may differ from similarly titled measures used by other companies. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures that exclude non-core sales and cost of sales attributed to a temporary supply agreement (“TSA”) made in connection with our February 2025 acquisition of Winland’s Atlanta-based sauce and dressing production facility. The TSA sales are included in the reported net sales for our Foodservice segment and did not contribute meaningfully to gross profit. The TSA sales commenced in March 2025 and are expected to conclude during the quarter ending March 31, 2026. The following tables present a reconciliation between net sales, cost of sales, gross profit and gross margin as reported in accordance with GAAP and Adjusted Consolidated Net Sales, Adjusted Foodservice Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit and Adjusted Gross Margin for the three and six month periods ended December 31, 2025.

	Three Months Ended December 31, 2025
(Unaudited, Dollars In Thousands)	Reported	TSA-Related	Adjusted (non-GAAP)
Consolidated
Net Sales	$517,953	$8,185	$509,768
Cost of Sales	380,693	8,185	372,508
Gross Profit	$137,260	$—	$137,260
Gross Margin	26.5%	—%	26.9%

Foodservice Segment
Foodservice Net Sales	$240,428	$8,185	$232,243

	Six Months Ended December 31, 2025
(Unaudited, Dollars In Thousands)	Reported	TSA-Related	Adjusted (non-GAAP)
Consolidated
Net Sales	$1,011,425	$18,876	$992,549
Cost of Sales	755,346	18,876	736,470
Gross Profit	$256,079	$—	$256,079
Gross Margin	25.3%	—%	25.8%

Foodservice Segment
Foodservice Net Sales	$486,055	$18,876	$467,179
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Adjusted Operating Income is a non-GAAP financial measure that excludes certain items affecting comparability, which can impact the analysis of our underlying core business performance and trends. The following table presents a reconciliation between operating income as reported in accordance with GAAP and Adjusted Operating Income for the three and six month periods ended December 31, 2025 and 2024. The $1.7 million adjustment in the reconciliation below for the three months ended December 31, 2025 includes $1.4 million in restructuring and impairment charges related to the impairment of manufacturing equipment. The remaining $0.3 million in restructuring and impairment charges for the three-month period are attributed to the closure of our sauce and dressing production facility in Milpitas, California. The $2.8 million adjustment in the reconciliation below for the six months ended December 31, 2025 consists of the $1.4 million in charges for the aforementioned impairment of manufacturing equipment with the remaining $1.4 million attributed to the restructuring and impairment charges resulting from the closure of our sauce and dressing production facility in Milpitas, California. The prior-year adjustment for the three and six months ended December 31, 2024 reflects incremental SG&A expenses attributed to the Atlanta production facility acquisition.

	Three Months Ended December 31,				Six Months Ended December 31,
(Unaudited, Dollars In Thousands)	2025	2024	Change		2025	2024	Change
Reported Operating Income	$75,184	$75,661	$(477)	(0.6)%	$134,444	$131,525	$2,919	2.2%
SG&A Expenses - Acquisition Costs	—	1,620	(1,620)	(100.0)%	—	1,620	(1,620)	(100.0)%
Restructuring and Impairment Charges	1,667	—	1,667	N/M	2,810	—	2,810	N/M
Adjusted Operating Income (non-GAAP)	$76,851	$77,281	$(430)	(0.6)%	$137,254	$133,145	$4,109	3.1%
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